EXHIBIT 99

NEWS RELEASE                                                   January 18, 2019

     FSI Announces it has Purchased Membership in a Profitable Florida LLC.


VICTORIA, BRITISH COLUMBIA, January 18, 2019 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (MKT(AMEX): FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces it has purchased membership in a profitable Florida LLC engaged in international sales of fertilizer additives.

FSI announces that it has purchased membership in a profitable limited liability company engaged in international sales of fertilizer additives. This purchase will be accounted for as an investment. The price paid is an initial US$ 1 million with two further payments of US$1 million and US$ 1.5 million contingent on the investment reaching EBITDA hurdles in 2019 and 2020 respectively. The purchase was made using cash and is expected to be accretive to earnings beginning in Q1 2019. In addition, FSI's NanoChem subsidiary will be manufacturing products for the LLC and, as a result, expects FSI revenue to increase significantly in 2019.

                     About Flexible Solutions International

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is an environmental technology company. The Company's NanoChem Solutions Inc. subsidiary specializes in biodegradable, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic and have wide usage including scale inhibitors, detergent ingredients, water treatment and crop enhancement. The other divisions manufacture energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. FSI is the developer and manufacturer of WaterSavrTM, the world's first commercially viable water evaporation retardant. WaterSavrTM reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. HeatsavrTM, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, reduces energy costs by 15% to 40% and can result in reduced indoor pool humidity.


Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "PlaceNameplaceSafe PlaceTypeHarbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Flexible Solutions International
                  6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

                                                               Company Contacts

                                                                     Jason Bloom
                                                        Toll Free:  800.661.3560
                                                               Fax: 250.477.9912
                                               Email: info@flexiblesolutions.com


If you have received this news release by mistake or if you would like to be removed from our update list please reply to: info@flexiblesolutions.com


  To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com